Filed pursuant to Rule 424(b)(3)

Registration No. 333-155651

GLOBAL MACRO TRUST

SUPPLEMENT DATED FEBRUARY 3, 2011

TO

THE PROSPECTUS AND DISCLOSURE DOCUMENT

DATED MAY 3, 2010

This Supplement updates certain Commodity Futures Trading Commission required information contained in the Global Macro Trust Prospectus and Disclosure Document dated May 3, 2010.  All capitalized terms used in this Supplement have the same meaning as in the Prospectus unless specified otherwise.  Prospective investors should review the contents of both this Supplement and the Prospectus carefully before deciding whether to invest in the Trust.

Exhibit I contains an update to the Commodity Futures Trading Commission Risk Disclosure Statement on page 2 of the Prospectus.  Exhibit II contains an updated version of the performance record of the Trust beginning on page 17 of the Prospectus.  Exhibit III contains updated biographies for certain principals of the Trust’s Managing Owner beginning on page 29 of the Prospectus.  Exhibit IV contains information regarding the Trust’s Clearing Brokers beginning on page 40 of the Prospectus.  Exhibit V supplements the conflicts of interest beginning on page 45 of the Prospectus.

* * * * * * * * * *

All information in the Prospectus is current as of its date, except as updated hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement.  Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT SUPPLEMENT.

EXHIBIT I

COMMODITY FUTURES TRADING COMMISSION
RISK DISCLOSURE STATEMENT

The Commodity Futures Trading Commission Risk Disclosure Statement on page 2 of the Prospectus is replaced with the following:

YOU SHOULD CAREFULLY CONSIDER WHETHER YOUR FINANCIAL CONDITION PERMITS YOU TO PARTICIPATE IN A COMMODITY POOL. IN SO DOING, YOU SHOULD BE AWARE THAT COMMODITY INTERESTS TRADING CAN QUICKLY LEAD TO LARGE LOSSES AS WELL AS GAINS. SUCH TRADING LOSSES CAN SHARPLY REDUCE THE NET ASSET VALUE OF THE POOL AND CONSEQUENTLY THE VALUE OF YOUR INTEREST IN THE POOL. IN ADDITION, RESTRICTIONS ON REDEMPTIONS MAY AFFECT YOUR ABILITY TO WITHDRAW YOUR PARTICIPATION IN THE POOL.

FURTHER, COMMODITY POOLS MAY BE SUBJECT TO SUBSTANTIAL CHARGES FOR MANAGEMENT, ADVISORY AND BROKERAGE FEES. IT MAY BE NECESSARY FOR THOSE POOLS THAT ARE SUBJECT TO THESE CHARGES TO MAKE SUBSTANTIAL TRADING PROFITS TO AVOID DEPLETION OR EXHAUSTION OF THEIR ASSETS. THE DISCLOSURE DOCUMENT CONTAINS A COMPLETE DESCRIPTION OF EACH EXPENSE TO BE CHARGED THIS POOL AT PAGES 35 TO 39 AND A STATEMENT OF THE PERCENTAGE RETURN NECESSARY TO BREAK EVEN, THAT IS, TO RECOVER THE AMOUNT OF YOUR INITIAL INVESTMENT, AT PAGES 7 TO 8.

THIS BRIEF STATEMENT CANNOT DISCLOSE ALL THE RISKS AND OTHER FACTORS NECESSARY TO EVALUATE YOUR PARTICIPATION IN THIS COMMODITY POOL. THEREFORE, BEFORE YOU DECIDE TO PARTICIPATE IN THIS COMMODITY POOL, YOU SHOULD CAREFULLY STUDY THE DISCLOSURE DOCUMENT, INCLUDING A DESCRIPTION OF THE PRINCIPAL RISK FACTORS OF THIS INVESTMENT, AT PAGES 10 TO 14.

YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY POOL MAY TRADE FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET, MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION TO THE POOL AND ITS PARTICIPANTS. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE TRANSACTIONS FOR THE POOL MAY BE EFFECTED.

EXHIBIT II

PERFORMANCE OF THE TRUST

GLOBAL MACRO TRUST

(Reflecting Series 1 Unit Expenses)

(January 1, 2006 — December 31, 2010)

Type of Pool:  Single-Advisor/Publicly-Offered/No Principal Protection

Inception of Trust Trading:  July 2002

Inception of Series 1 Trading:  July 2002

Total Net Asset Value of the Trust:  $892,926,902

Total Net Asset Value of Series 1:  $878,570,712 *

Largest % Monthly Drawdown:  (10.33)% (08/07)

Worst Peak-to-Valley Drawdown:  (16.54)% (02/09-07/09)

Aggregate Trust Subscriptions from Inception:   $1,293,019,610

Aggregate Series 1 Subscriptions from Inception:   $1,279,873,357 **

* Includes Managing Owner’s investment of $10,924,020

**Includes Managing Owner’s subscriptions of $5,812,500

Month	2010	2009	2008	2007	2006
January	(2.63)%	(0.09)%	1.39%	1.72%	6.09%
February	1.24%	2.10%	6.32%	(3.50)%	(1.06)%
March	6.13%	(5.08)%	(2.52)%	2.74%	2.22%
April	3.40%	(4.55)%	(1.21)%	6.28%	3.83%
May	(8.44)%	(3.66)%	1.21%	6.55%	(6.27)%
June	(1.69)%	(2.49)%	6.17%	3.16%	(2.28)%
July	(0.90)%	(1.94)%	(3.33)%	(4.80)%	(3.87)%
August	2.99%	1.18%	(4.22)%	(10.33)%	(1.53)%
September	3.54%	3.88%	2.96%	6.49%	(0.37)%
October	2.62%	(3.30)%	8.52%	6.15%	3.72%
November	(3.44)%	4.68%	1.76%	(3.48)%	0.26%
December	6.35%	(2.40)%	0.89%	1.39%	6.26%
Compound Rate of Return	8.43%	(11.60)%	18.48%	11.26%	6.34%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

“Largest %  Monthly Drawdown” is the largest negative monthly rate of return experienced by the Trust.

“Worst Peak-to-Valley Drawdown” is the greatest percentage decline in Net Asset Value of a Series 1 Unit without such Net Asset Value being subsequently equaled or exceeded during the period shown. For example, if the value of a Unit dropped by 1% in each of January and February, rose 1% in March and dropped again by 2% in April, a “peak-to-valley drawdown” would be still continuing at the end of April in the amount of approximately (3)%, whereas if the value of the Unit had risen by approximately 2% or more in March, the drawdown would have ended as of the end of February at the (2)% level.

Monthly Rate of Return for the Trust is the actual monthly rate of return recognized by an initial $1,000 investment in a Series 1 Unit subject to Brokerage Fees at a 7% annual rate, the highest rate applicable to investors in the Trust.

Performance information is calculated on an accrual basis in accordance with generally accepted accounting principles.

GLOBAL MACRO TRUST

(Reflecting Series 2 Unit Expenses)

(April 1, 2010 — December 31, 2010)

Type of Pool:  Single-Advisor/Publicly-Offered/No Principal Protection

Inception of Trust Trading:  July 2002

Inception of Series 2 Trading:  April 2010

Total Net Asset Value of the Trust:  $892,926,902

Total Net Asset Value of Series 2:  $101,957

Largest % Monthly Drawdown:  (6.71)% (05/10)

Worst Peak-to-Valley Drawdown:  (8.43)% (04/10-07/10)

Aggregate Trust Subscriptions from Inception:   $1,293,019,610

Aggregate Series 2 Subscriptions from Inception:   $95,530

Month	2010
April	3.07%
May	(6.71)%
June	(1.33)%
July	(0.52)%
August	3.07%
September	3.15%
October	2.43%
November	(2.49)%
December	5.44%
Compound Rate of Return	5.67%
(9 mos. )

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

“Largest %  Monthly Drawdown” is the largest negative monthly rate of return experienced by the Trust.

“Worst Peak-to-Valley Drawdown” is the greatest percentage decline in Net Asset Value of a Series 2 Unit without such Net Asset Value being subsequently equaled or exceeded during the period shown. For example, if the value of a Unit dropped by 1% in each of January and February, rose 1% in March and dropped again by 2% in April, a “peak-to-valley drawdown” would be still continuing at the end of April in the amount of approximately (3)%, whereas if the value of the Unit had risen by approximately 2% or more in March, the drawdown would have ended as of the end of February at the (2)% level.

Monthly Rate of Return for the Trust is the actual monthly rate of return recognized by an initial $1,000 investment in a Series 2 Unit.

Performance information is calculated on an accrual basis in accordance with generally accepted accounting principles.

GLOBAL MACRO TRUST

(Reflecting Series 3 Unit Expenses)

(September 1, 2009 — December 31, 2010)

Type of Pool:  Single-Advisor/Publicly-Offered/No Principal Protection

Inception of Trust Trading:  July 2002

Inception of Series 3 Trading:  September 2009

Total Net Asset Value of the Trust:  $892,926,902

Total Net Asset Value of Series 3:  $14,178,784

Largest Monthly Drawdown:  (6.69)% (05/10)
Worst Peak-to-Valley Drawdown:  (8.38)% (04/10-07/10)
Aggregate Trust Subscriptions from Inception:   $1,293,019,610
Aggregate Series 3 Subscriptions from Inception:   $12,979,682

Month	2010	2009
January	(2.23)%
February	1.64%
March	5.30%
April	3.09%
May	(6.69)%
June	(1.31)%
July	(0.50)%
August	3.08%
September	3.17%	3.44%
October	2.45%	(2.33)%
November	(2.47)%	4.07%
December	5.45%	(1.62)%
Compound Rate of Return	10.75%	3.43%
		(4 mos. )

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

“Largest %  Monthly Drawdown” is the largest negative monthly rate of return experienced by the Trust.

“Worst Peak-to-Valley Drawdown” is the greatest percentage decline in Net Asset Value of a Series 3 Unit without such Net Asset Value being subsequently equaled or exceeded during the period shown. For example, if the value of a Unit dropped by 1% in each of January and February, rose 1% in March and dropped again by 2% in April, a “peak-to-valley drawdown” would be still continuing at the end of April in the amount of approximately (3)%, whereas if the value of the Unit had risen by approximately 2% or more in March, the drawdown would have ended as of the end of February at the (2)% level.

Monthly Rate of Return for the Trust is the actual monthly rate of return recognized by an initial $1,000 investment in a Series 3 Unit.

Performance information is calculated on an accrual basis in accordance with generally accepted accounting principles.

GLOBAL MACRO TRUST

(Reflecting Series 4 Unit Expenses)

(November 1, 2010 — December 31, 2010)

Type of Pool:  Single-Advisor/Publicly-Offered/No Principal Protection

Inception of Trust Trading:  July 2002

Inception of Series 4 Trading:  November 2010

Total Net Asset Value of the Trust:  $892,926,902

Total Net Asset Value of Series 4:  $75,449

Largest  Monthly Drawdown:  (2.90)% (11/10)

Worst Peak-to-Valley Drawdown:  (2.90)% (10/10-11/10)

Aggregate Trust Subscriptions from Inception:   $1,293,019,610

Aggregate Series 4 Subscriptions from Inception:   $71,041

Month	2010
November	(2.90)%
December	6.95%
Compound Rate of Return	3.85%
(2 mos. )

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

“Largest %  Monthly Drawdown” is the largest negative monthly rate of return experienced by the Trust.

“Worst Peak-to-Valley Drawdown” is the greatest percentage decline in Net Asset Value of a Series 4 Unit without such Net Asset Value being subsequently equaled or exceeded during the period shown. For example, if the value of a Unit dropped by 1% in each of January and February, rose 1% in March and dropped again by 2% in April, a “peak-to-valley drawdown” would be still continuing at the end of April in the amount of approximately (3)%, whereas if the value of the Unit had risen by approximately 2% or more in March, the drawdown would have ended as of the end of February at the (2)% level.

Monthly Rate of Return for the Trust is the actual monthly rate of return recognized by an initial $1,000 investment in a Series 4 Unit.

Performance information is calculated on an accrual basis in accordance with generally accepted accounting principles.

EXHIBIT III

THE MANAGING OWNER

The updated background of certain of the principals and senior officers of the Managing Owner and its affiliates who perform services on the Managing Owner’s behalf is set forth below.

Harvey Beker, age 57.  Mr. Beker is Co-Chief Executive Officer and Co-Chairman of the Managing Owner and The Millburn Corporation.  He received a Bachelor of Arts degree in economics from New York University (“NYU”) in 1974 and a Master of Business Administration degree in finance from NYU in 1975.  From June 1975 to July 1977, Mr. Beker was employed by the investment bank Loeb Rhoades, Inc. where he developed and traded silver arbitrage strategies.  From July 1977 to June 1978, Mr. Beker was a futures trader at the commodities and brokerage and securities firm of Clayton Brokerage Co. of St. Louis.  Mr. Beker has been employed by The Millburn Corporation since June 1978 and initially served as the Director of Operations for its affiliate, Millburn Partners.  During his tenure at the Managing Owner (including its affiliates, Millburn Partners and CommInVest) he has been instrumental in the development of the research, trading and operations areas.  Mr. Beker became a principal of the firm in June 1982, and a partner in the predecessor to ShareInVest in April 1982.  Mr. Beker became registered as an Associated Person of the Managing Owner effective November 25, 1986.  Additionally, he became listed as a principal and registered as an associated person of The Millburn Corporation effective February 8, 1984 and May 23, 1989, respectively.  Mr. Beker was also listed as a principal and registered as an associated person of ShareInVest effective February 20, 1986 until February 25, 2007.

George E. Crapple, age 66.  Mr. Crapple is Co-Chief Executive Officer and Co-Chairman of the Managing Owner and The Millburn Corporation.  In 1966 he graduated with honors from the University of Wisconsin where his field of concentration was economics and he was elected to Phi Beta Kappa.  In 1969 he graduated from Harvard Law School, magna cum laude, where he was a member of the Harvard Law Review.  He was a lawyer with the law firm of Sidley & Austin, Chicago, Illinois, from June 1969 until April 1, 1983, as a partner since July 1975, specializing in commodities, securities, corporate and tax law.  He was first associated with the Managing Owner in June 1976 and joined the Managing Owner and The Millburn Corporation (including its affiliates, Millburn Partners and CommInVest) on April 1, 1983 on a full-time basis.  He became a partner in ShareInVest in April 1984.  Mr. Crapple is a Director, Member of the Executive Committee, Chairman of the Appeals Committee and a former Chairman of the Eastern Regional Business Conduct Committee of the NFA, past Chairman of the Managed Funds Association, a member of the Global Markets Advisory Committee of the CFTC and a member of the board of directors of the Futures Industry Association.  Mr. Crapple became listed as a principal and registered as an associated person of the Managing Owner effective September 13, 1984 and April 2, 1988, respectively.  Additionally, he became listed as a principal and registered as an associated person of The Millburn Corporation effective April 9, 1981 and May 23, 1989, respectively.  He was also listed as a principal and registered as an associated person of ShareInVest effective February 20, 1986 until February 25, 2007.

Grant N. Smith, age 59.  Mr. Smith is Executive Vice-President and Co-Director of Research of the Managing Owner and The Millburn Corporation.  He is responsible for the design, testing and implementation of quantitative trading strategies, as well as for planning and overseeing the computerized decision-support systems of the firm.  He received a B.S. degree from the Massachusetts Institute of Technology (“M.I.T.”) in 1974 and an M.S. degree from M.I.T. in 1975.  While at M.I.T., he held several teaching and research positions in the computer science field and participated in various projects relating to database management.  He joined the predecessor entity to The Millburn Corporation in June 1975, and has been continuously associated with the Managing Owner, The Millburn Corporation and their affiliates since that time.  Mr. Smith became a partner in ShareInVest in January 1994.  Mr. Smith became listed as a principal and registered as an associated person of the Managing Owner effective December 19, 1991 and April 15, 2009, respectively.  He became listed as a principal and registered as an associated person of The Millburn Corporation effective June 20, 1995 and May 21, 1992, respectively.  Mr. Smith also became a partner in ShareInVest in January 1994.  Mr. Smith was a listed principal of ShareInVest effective May 19, 1999 until February 25, 2007.

Gregg R. Buckbinder, age 52.  Mr. Buckbinder is Senior Vice-President and Chief Operating Officer of the Managing Owner and The Millburn Corporation.  He joined the Managing Owner and The Millburn

Corporation in January 1998 from Odyssey Partners, L.P., an investment management firm, where he was responsible for the operation, administration and accounting of the firm’s merchant banking and managed account businesses from July 1990 through December 1997.  Mr. Buckbinder was employed by Tucker Anthony, a securities broker and dealer, from June 1985 to July 1990 where he was First Vice President and Controller, and from August 1983 to June 1984 where he designed and implemented various operations and accounting systems.  He was with the public accounting firm of Ernst & Whinney from June 1984 to June 1985 as a manager in the tax department and from September 1980 to August 1983 as a senior auditor, with an emphasis on clients in the financial services business.  Mr. Buckbinder graduated cum laude from Pace University (“Pace”) in 1980 with a B.B.A. in accounting and received an M.S. in taxation from Pace in 1988.  He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.  Mr. Buckbinder became listed as a principal of the Managing Owner effective February 5, 1999.  He became listed as a principal of The Millburn Corporation effective March 23, 1998.  Mr. Buckbinder also became a partner in ShareInVest in January 2000.  Mr. Buckbinder was a listed principal of ShareInVest effective February 28, 2001 until February 25, 2007.

Steven M. Felsenthal, age 41.  Mr. Felsenthal is General Counsel and Chief Compliance Officer of the Managing Owner and The Millburn Corporation.  Prior to joining the Managing Owner and its affiliates in January 2004, Mr. Felsenthal was a senior associate in the investment management group at the law firm of Schulte Roth & Zabel LLP (September 1999-January 2004) where he represented and advised hedge funds, registered investment companies, investment advisers, broker-dealers and banks in connection with all facets of their asset management businesses, and a member of the tax department of the law firm of Kramer, Levin, Naftalis & Frankel LLP (October 1996-September 1999).  He graduated cum laude from Yeshiva University in 1991 with a B.A. in political science, and order of the coif from Fordham University School of Law in 1996, where he also served as an editor of the Fordham Environmental Law Journal.  Mr. Felsenthal received an LL.M degree in taxation from NYU School of Law in 2001 and has written and been quoted in numerous published articles, and frequently speaks at conferences, on various topics related to investment management.  Mr. Felsenthal is a member of the New York State Bar (since August 1997), former Chairman of the hedge fund industry group Managed Funds Association CPO/CTA Advisory Committee (November 2006 to June 2010) and is currently a member of the Steering Committee of the Management Funds Association CPO/CTA Forum (since June 2010), a member of the Editorial Board of the Journal of Securities Law, Regulation and Compliance (since February 2007) and a faculty member of the Regulatory Compliance Association’s Chief Compliance Officer University (since May 2009).  Mr. Felsenthal became listed as a principal of the Managing Owner and The Millburn Corporation effective June 24, 2004.  Mr. Felsenthal also served as General Counsel and Chief Compliance Officer of ShareInVest.

Mark B. Fitzsimmons, age 63. Mr. Fitzsimmons is a Senior Vice-President of the Managing Owner and The Millburn Corporation.  His responsibilities include both business development and investment strategy.  He joined the Managing Owner and its affiliates in January 1990 from the brokerage firm of Morgan Stanley & Co. Incorporated, a global financial services firm, where he was a Principal and Manager of institutional foreign exchange sales and was involved in strategic trading for the firm from October 1987 until January 1990.  From September 1977 to October 1987 he was with the financial institution Chemical Bank New York Corporation (“Chemical”) first as a Senior Economist in Chemical’s Foreign Exchange Advisory Service and later as a Vice-President and Manager of Chemical’s Corporate Trading Group.  While at Chemical he also traded both foreign exchange and fixed income products.  From September 1973 to September 1977 Mr. Fitzsimmons was employed by the Federal Reserve Bank of New York, dividing his time between the International Research Department and the Foreign Exchange Department.  He graduated summa cum laude from the University of Bridgeport, Connecticut in 1970 with a B.S. degree in economics.  His graduate work was done at the University of Virginia, where he received a certificate of candidacy for a Ph.D. in economics in 1973.  Mr. Fitzsimmons became listed as a principal and registered as an associated person of the Managing Owner effective July 2, 1993, and April 15, 2009, respectively.  He became listed as a principal and registered as an associated person of The Millburn Corporation effective June 20, 1995 and October 12, 1992, respectively.  Mr. Fitzsimmons was a partner in ShareInVest beginning in January 2000.  Mr. Fitzsimmons was a listed principal of ShareInVest effective May 19, 1999 until February 25, 2007.

EXHIBIT IV

THE CLEARING BROKERS

The Trust utilizes the services of various clearing and executing brokers in connection with its futures trading.  The Managing Owner currently intends to clear trades through J.P. Morgan Futures Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Newedge USA, LLC but may execute or clear some or all of the Trust’s trades through other brokerage firms without notice to the Unitholders (the “Clearing Brokers”).  The Managing Owner may execute or clear trades through brokerage firms which are also Selling Agents.

The Customer Agreements among the clearing brokers, the Managing Owner and the Trust generally provide that the clearing brokers shall not be liable to the Trust except for gross negligence, willful misconduct or bad faith and, in the case of trades executed as well as cleared by the clearing brokers, for errors in such execution.

Although J.P. Morgan Futures Inc. (“JPMFI”), as a large futures commission merchant, has been subject to exchange disciplinary matters involving sizable fines and/or other sanctions, as of the date hereof neither the firm nor any of its principals has been the subject of any material administrative, civil or criminal action, including any action that has been pending, on appeal, or concluded within the last five years, except as follows:

In 2007, JPMFI was named in a putative consolidated class action involving a former customer, Amaranth LLC, which alleges unjust enrichment and that JPMFI aided and abetted in violations of the Commodity Exchange Act (the “CEA”).  No action concerning Amaranth has been brought against JPMFI by the CFTC or any other regulatory authority and JPMFI strongly maintains that it acted properly in the handling of Amaranth’s account.  On October 4, 2008, the consolidated class action lawsuit was dismissed with leave to plaintiffs to replead and amend the complaint.  An amended consolidated class action complaint was filed in November of 2008, and a motion to dismiss by JPMFI was granted on April 27, 2009.  It is possible that the plaintiffs will appeal.

In 2009, JPMFI was named as a defendant in a complaint filed by Duration Capital Management Advisors, Inc. (“Duration”), the alleged investment manager of a hedge fund which was a customer of JPMFI from 2003 through 2008.  The hedge fund customer and a sister fund were also prime brokerage clients of J.P. Morgan Securities LLC (as successor to J.P. Morgan Securities Inc.) and recipients of financing from JPMorgan Chase Bank, N.A., both of which are also named in the suit.  The suit alleges that, in late February 2008, the defendants issued excessive margin calls to the two hedge funds, causing them to liquidate their positions in order to meet the margin calls and thereby go out of business, resulting in a loss of management fee payments from the hedge funds to the plaintiff.  JPMFI maintains, among other defenses, that it complied at all times with its contract with its customer, that it had no contract with the plaintiff, and that the plaintiff has no standing to bring a claim under any theory for harm allegedly caused to the hedge funds.  A motion to dismiss the complaint was granted in part and denied in part, and pre-trial motion practice is ongoing.

JPMFI intends to contest these suits vigorously.  JPMFI currently believes that the facts and circumstances of each case do not support JPMFI receiving an unfavorable outcome.  It is too early to evaluate the range of potential loss should this conclusion be inaccurate.

In 2009, JPMFI agreed to pay a civil monetary penalty of $300,000, in connection with the CFTC finding that JPMFI violated the CEA and CFTC Regulations.  The violations concerned rules governing segregation of customer funds, timely computation of segregation obligations, timely reporting of an under segregation deficiency to the CFTC and diligent supervision of its employees.  The CFTC also indicated that JPMFI did not have a process in place to determine the impact of expected withdrawals from the segregated accounts on the amount required to be kept in segregation, and that JPMFI, as required by the CFTC, has enhanced existing procedures by implementing a segregation forecasting process to ensure that proper segregation is maintained.

In 2007, JPMFI maintained accounts for customer funds (segregated accounts) and kept its own funds in separate accounts.  During this time, JPMFI processed transactions related to the delivery of Treasury notes that resulted in JPMFI’s segregated bank accounts being insufficiently funded on one business day by approximately

$750 million.  This resulted in JPMFI drawing upon customer segregated funds beyond its actual interest, which caused customer funds to be commingled with JPMFI’s funds.

The CFTC’s 2009 Order did not make any finding indicating that JPMFI being under segregated caused any losses to customers.  Additionally, the CFTC indicated that the securities JPMFI held were sufficient, had they been moved to a segregated account on the day in question, to allow JPMFI to maintain proper funding of its segregated bank accounts.

A portion of the Trust’s futures transactions are cleared through Deutsche Bank Securities Inc. (“DBSI”).  DBSI has its main business office located at 60 Wall Street, New York, New York 10005, U.S.A., and is an indirect wholly owned subsidiary of Deutsche Bank AG.  DBSI is registered with the CFTC as a futures commission merchant and is a member of the NFA in such capacity.  DBSI is also a U.S.-registered broker-dealer.  In the ordinary course of its business, DBSI is involved in numerous legal actions, some of which seek significant damages.  DBSI is not, and during the past five years has not been, subject to any civil, administrative or criminal proceeding that would materially affect its ability to do business as a futures commission merchant in the ordinary course.

Merrill Lynch Pierce Fenner & Smith Incorporated (“MLPFS”), a Delaware corporation, is registered with the CFTC as a futures commission merchant.  MLPFS is a clearing member of the Chicago Board of Trade, and the Chicago Mercantile Exchange, and is either a clearing member or member of all other principal U.S. futures and futures options exchanges.  With regard to those domestic futures and futures options exchanges of which it is not a clearing member, MLPFS has entered into third party brokerage relationships with futures commission merchants that are clearing members of those exchanges.  MLPFS maintains its principal place of business at One Bryant Park, New York, NY10036.

There have been no administrative, civil or criminal actions, whether pending or concluded, against MLPFS or any of its individual principals during the past five years which would be considered “material” as that term is defined in Section 4.24(l)(2) of the Regulations of the CFTC, except as discussed below.

On March 25, 2008, a putative class action, Burton v. Merrill Lynch & Co., Inc., et al., was filed in the U.S. District Court for the Southern District of New York (the “SDNY District Court”) against Merrill Lynch & Co., Inc. (“ML & Co.”) and MLPFS on behalf of persons who purchased and continue to hold auction rate securities (“ARS”) offered for sale by MLPFS between March 25, 2003 and February 13, 2008. The complaint alleges, among other things, that MLPFS failed to disclose material facts about ARS. A similar action, captioned Stanton v. Merrill Lynch & Co., Inc., et al., was filed the next day in the same court. On October 31, 2008, the two cases were consolidated under the caption In re Merrill Lynch Auction Rate Securities Litigation, and on December 10, 2008, plaintiffs filed a consolidated class action amended complaint. Plaintiffs seek to recover alleged losses in the market value of ARS allegedly caused by the decision of MLPFS to discontinue supporting auctions for the ARS. On February 27, 2009, defendants filed a motion to dismiss the consolidated amended complaint. On May 22, 2009, the plaintiffs filed a second amended consolidated complaint. On July 24, 2009, MLPFS filed a motion to dismiss the second amended consolidated complaint.

On March 31, 2010, the SDNY District Court dismissed the second amended consolidated complaint with prejudice in Burton v. Merrill Lynch & Co., Inc., et al. On April 22, 2010, plaintiff Colin Wilson filed a notice of appeal from the order of the SDNY District Court dismissing the second amended consolidated complaint.

Since October 2007, additional arbitrations and individual lawsuits have been filed against MLPFS and in some cases ML & Co. by parties who purchased ARS. Plaintiffs in these cases, which assert substantially the same types of claims, allege that defendants manipulated the market for, and failed to disclose material facts about, ARS. Plaintiffs seek compensatory damages totaling in excess of $2 billion, rescission and, in some cases, punitive damages, among other relief.

On September 25, 2009, plaintiffs in the securities actions consolidated in the SDNY District Court under the caption In re Bank of America Securities, Derivative, and Employment Retirement Income Security Act (ERISA) Litigation filed a consolidated amended class action complaint. The amended complaint is brought on behalf of a purported class, which consists of purchasers of Bank of America Corporation (“Bank of America”) common and preferred securities between September 15, 2008 and January 21, 2009, holders of Bank of America’s common stock or Series B Preferred Stock as of October 10, 2008 and purchasers of Bank of America’s common stock issued in the offering that occurred on or about October 7, 2008, and names as defendants Bank of America, ML & Co., MLPFS and certain of their present or former directors, officers and affiliates. As to ML & Co., the amended complaint alleges violations of Sections 10(b) and 14(a) of the Securities Exchange Act of 1934, and SEC rules promulgated thereunder, based on, among other things, alleged false statements and omissions related to the financial condition and 2008 fourth quarter losses experienced by ML & Co. and bonus payments to ML & Co. employees. The amended complaint also alleges violations of Sections 11 and 12(a)(2) of the Securities Act of 1933 against MLPFS based on, among other things, alleged false statements and omissions related to bonus payments to ML & Co. employees and the benefits and impact of the merger on Bank of America in connection with an October 7, 2008 secondary offering of Bank of America common stock. The amended complaint seeks unspecified damages and other relief. On November 24, 2009, defendants moved to dismiss the consolidated amended class action complaint.

On January 12, 2007, a purported class action was brought against ML & Co, MLPFS, and other securities firms in the SDNY District Court alleging that their bank sweep programs violated state law because their terms were not adequately disclosed to customers. On May 1, 2007, plaintiffs filed an amended complaint, which added additional defendants. On November 12, 2007, defendants filed motions to dismiss the amended complaint. Briefing on the motions was completed on March 6, 2008. Thereafter, the court granted defendants’ motion to dismiss. On July 27, 2009, the SDNY District Court entered an order dismissing the complaint with prejudice. The plaintiffs have filed a notice of intent to appeal the Court’s decision. Plaintiffs withdrew their notice of intent to appeal following a settlement among the parties in December 2009 for an amount that was not material to MLPFS’s consolidated financial statements.

In a matter filed on August 1, 2001, in the Superior Court of the Commonwealth of Massachusetts, Suffolk County, plaintiffs allege that MLPFS aided and abetted conversion and breach of fiduciary duty perpetrated by Benistar, a former client of MLPFS. In 2002, following a trial, a jury rendered a verdict requiring MLPFS to pay plaintiffs $9 million in compensatory damages. After the court granted MLPFS’s motion to vacate the verdict, the court granted plaintiffs’ motion for a new trial based on newly found evidence. On June 25, 2009, the jury in the second trial found in favor of the plaintiffs on all counts. Plaintiffs filed discovery-related sanctions motions. The sanctions hearing and the damages phases of the trial concluded on July 9, 2010.

On April 8, 2002, ML & Co. and MLPFS (collectively “Merrill Lynch”) were added as defendants in a consolidated class action, entitled Newby v. Enron Corp. et al., filed in the U.S. District Court for the Southern District of Texas on behalf of certain purchasers of Enron’s publicly traded equity and debt securities. The complaint alleged, among other things, that Merrill Lynch engaged in improper transactions that helped Enron misrepresent its earnings and revenues. On March 5, 2009, the court granted Merrill Lynch’s motion for summary judgment and dismissed the claims against Merrill Lynch with prejudice. Subsequently, the lead plaintiff, Merrill Lynch and certain other defendants filed a motion to dismiss and for entry of final judgment. The court granted the motion on December 2, 2009 and dismissed all claims against Merrill Lynch with prejudice.

Various state, federal and self-regulatory organization (“SRO”) entities have been investigating the role of Merrill Lynch Life Agency, Inc. (“MLLA”) and/or MLPFS in selling certain life insurance policies to a trust established by the Illinois Funeral Directors Association (“IFDA”) that received certain proceeds from pre-need funeral contracts purchased by Illinois residents. On May 18, 2009, the Illinois Department of Financial and Professional Regulation Division of Insurance (the “Department”) and MLLA entered into a Stipulation and Consent Order (“Consent Order”), which was amended as of February 22, 2010, by which MLLA agreed, among other things, to contribute $18 million to a fund to benefit certain affected funeral directors and purchasers of pre-need funeral contracts. MLLA and MLPFS continue to cooperate with other state, federal and SRO entities that have ongoing investigations relating to the IFDA trust.

On July 7, 2009, a purported class action, Fred C. Dames Funeral Homes, Inc., et al., v. Daniel W. Hynes, the Illinois Office of the Comptroller, et al., was filed in the Circuit Court of Cook County, Illinois on behalf of certain funeral directors who are seeking to void the Consent Order in its entirety, and are asking for a declaratory judgment against the Illinois Comptroller (“IOC”), the Department, MLPFS, MLLA and Merrill Lynch Bank &

Trust Co., FSB (“MLBTC”) that only certain terms of the Consent Order are unenforceable; an injunction against the Department and the IOC from taking further action; and recovery of attorneys’ fees. The plaintiffs, IOC and Department filed cross-motions for summary judgment that focus on the authority of the IOC and the Department to enter into the Consent Order or impose other regulatory actions in connection with the IFDA trust. On February 24, 2010 the Circuit Court entered a Memorandum Opinion and Order, granting the plaintiffs’ motions for summary judgment, and finding that the Department and IOC lacked authority to enter into the Consent Order to the extent it affected the rights of non-regulated third parties. Plaintiffs filed additional counts on April 7, 2010, against the IOC, the Department, MLPFS, MLLA and MLBTC seeking declaratory relief with respect to payments made pursuant to the amended Consent Order, and seeking an accounting from MLBTC. On July 1, 2010, plaintiffs voluntarily dismissed the additional amended counts that had been filed on April 7, 2010.

In addition, several lawsuits have been filed in Illinois state and federal courts seeking damages relating to the IFDA trust against both MLLA and MLPFS. On January 28, 2009, a purported derivative action on behalf of six funeral homes, Calvert Funeral Homes Ltd., et al. v. Robert W. Ninker, et al., was filed in the Circuit Court of Cook County, Illinois against MLLA and MLPFS, along with other defendants, for breach of purported fiduciary duties, negligence, tortious inducement of breach of fiduciary duty, civil conspiracy, fraud, and unjust enrichment. The amended complaint seeks unspecified damages, declaratory relief, disgorgement of all fees, commissions and “revenues” received by MLPFS and MLLA, punitive damages, accounting and attorney fees. MLPFS and MLLA, among others, have moved to dismiss the complaint and to compel arbitration in accordance with MLPFS’s arbitration agreements with IFDA and IFDA Services, Inc. On June 8, 2010, plaintiffs voluntarily dismissed without prejudice the Calvert action.

On June 16, 2009, a purported class action on behalf of a proposed class of pre-need contract holders, David Tipsword as Trustee of Mildred E. Tipsword Trust, individually and on behalf of all others similarly situated v. I.F.D.A. Services Inc., et al., was filed in the U.S. District Court for the Southern District of Illinois against MLPFS, among other defendants. The complaint alleges that MLPFS breached purported fiduciary duties and committed negligence. The complaint seeks unspecified compensatory and punitive damages for the class, attorneys’ fees and costs. The District Court, pursuant to the motion of IFDA, IFDA Services, Inc. and affiliated officers and directors of IFDA, entered an order staying the action in all respects.

On June 30, 2009, a purported class action on behalf of a proposed class of funeral directors, Clancy-Gernon Funeral Home, Inc., et al. v. MLPF&S, et al., was filed in the Circuit Court of Cook County, Illinois, alleging that MLPFS and MLLA, among other defendants, committed consumer fraud, civil conspiracy, unjust enrichment and conversion. MLPFS and MLLA removed the complaint to the U.S. District Court for the Northern District of Illinois. Plaintiffs filed a motion to remand the case to the Circuit Court for Cook County or to transfer the case to the U.S. District Court for the Southern District of Illinois. MLPFS and MLLA opposed the motion. On or about November 17, 2009, the District Court denied the motion to remand, but granted the motion to transfer the case to the Southern District. On or about December 23, 2009, the plaintiffs filed a second amended complaint in the U.S. District Court for the Southern District of Illinois. The second amended complaint seeks unspecified damages, declaratory relief, disgorgement of all fees, commissions and “revenues” received by MLPFS and MLLA, punitive damages, accounting and attorney fees. On January 26, 2010, MLPFS filed a motion to consolidate the Clancy-Gernon action with the Tipsword action, and to extend the stay entered in the Tipsword action to the combined proceedings. The District Court granted MLPFS’s motion to consolidate and stay on April 14, 2010, and ordered the Clancy-Gernon action consolidated with the Tipsword action and extended the stay entered in Tipsword to the consolidated proceeding.

On July 28, 2010, Charles G. Kurrus, III, P.C., filed an action in the Circuit Court for the Twentieth Judicial Circuit, St. Clair County, Illinois against MLPFS, MLLA and MLBTC, among others, including present and former employees of MLPFS. The complaint, entitled Charles F. Kurrus, III, P.C. v. Merrill Lynch, Pierce, Fenner & Smith, Inc., et al., asserts causes of action for breach of the Illinois Consumer Fraud and Deceptive Business Practices Act and civil conspiracy against all defendants; breach of fiduciary duty against MLPFS and MLBTC; and negligence and aiding and abetting breach of fiduciary duty against MLPFS. The complaint seeks declaratory relief; disgorgement of all commissions, fees and revenues received by MLPFS, MLLA and MLBTC; pre-judgment and post-judgment interest; an accounting; and attorneys’ fees.

On January 20, 2009, MLPFS in its capacity as underwriter, along with IndyMac MBS, IndyMac ABS, and other underwriters and individuals, was named as a defendant in a putative class action complaint, entitled IBEW Local 103 v. Indymac MBS et al., filed in the Superior Court of the State of California, County of Los Angeles, by purchasers of IndyMac mortgage pass-through certificates. The complaint alleges, among other things, that the mortgage loans underlying these securities were improperly underwritten and failed to comply with the guidelines and processes described in the applicable registration statements and prospectus supplements, in violation of Sections 11 and 12 of the Securities Act of 1933, and seeks unspecified compensatory damages and rescission, among other relief.

On May 14, 2009 and June 29, 2009, two new putative class action complaints, entitled Police & Fire Retirement System of the City of Detroit v. IndyMac MBS, Inc., et al ,and Wyoming State Treasurer, et al. v. John Olinski, et al., respectively, were filed in the SDNY District Court. MLPFS was not named a defendant in either of these cases. The allegations, claims, and remedies sought in these cases are substantially similar to those in the IBEW Local 103 case, which named MLPFS as a defendant.

On July 29, 2009, Police & Fire Retirement System of the City of Detroit v. IndyMac MBS, Inc., et al. and Wyoming State Treasurer, et al. v. John Olinski, et al., were consolidated by the SDNY District Court, and a consolidated amended complaint was filed on October 9, 2009. The consolidated complaint named Bank of America, and not MLPFS and other prior defendants, as a defendant based on an allegation that Bank of America is the “successor-in-interest” to MLPFS and others. Prior to the consolidation of these matters, the IBEW Local 103 case was voluntarily dismissed by plaintiffs, and its allegations and claims are incorporated into the consolidated amended complaint. A motion to dismiss the consolidated amended complaint was filed on November 23, 2009.

On June 21, 2010, the court dismissed all claims brought against Bank of America because plaintiffs failed to plead facts to support their allegation that Bank of America is the “successor-in-interest” to MLPFS and others. A motion to intervene and a motion to amend have been filed. If granted, it would add new plaintiffs and new claims against MLPFS and Countrywide Securities Corporation.

Beginning in 2001, ML & Co., MLPFS, other underwriters, and various issuers and others, were named as defendants in certain putative class action lawsuits that have been consolidated in the SDNY District Court as In re Initial Public Offering Securities Litigation. Plaintiffs contend that the defendants failed to make certain required disclosures and manipulated prices of securities sold in initial public offerings through, among other things, alleged agreements with institutional investors receiving allocations to purchase additional shares in the aftermarket, and seek unspecified damages. The parties reached an agreement to settle the matter, and on October 5, 2009, the SDNY District Court granted final approval of the settlement. MLPFS’s portion of the amount was not material to MLPFS’s Consolidated Balance Sheet. Certain objectors to the settlement have filed an appeal of the District Court’s certification of the settlement class to the U.S. Court of Appeals for the Second Circuit. On March 2, 2010, the objectors withdrew their discretionary appeal to certification of the settlement class and filed an appeal of the order by the SDNY District Court approving the settlement.

Beginning in September 2008, MLPFS, among other underwriters and individuals, was named as a defendant in several putative class action complaints filed in the SDNY District Court and state courts in Arkansas, California, New York and Texas. Plaintiffs allege that the underwriter defendants violated Sections 11 and 12 of the Securities Act of 1933 by making false or misleading disclosures in connection with various debt and convertible stock offerings of Lehman Brothers Holdings, Inc., and seek unspecified damages. All cases against the defendants have now been transferred or conditionally transferred to the multi-district litigation captioned In re Lehman Brothers Securities and ERISA Litigation pending in the SDNY District Court. MLPFS and other defendants moved to dismiss the consolidated amended complaint. The motion to dismiss the consolidated amended complaint was denied without prejudice on March 17, 2010 when plaintiffs advised the SDNY District Court that they would seek to file a third amended complaint. On April 23, 2010, plaintiffs filed the third amended complaint. On June 4, 2010, defendants filed a motion to dismiss the third amended complaint.

On July 23, 2009, an adversary proceeding, entitled Official Committee of Unsecured Creditors v. Citibank, N.A., et al., was filed in the United States Bankruptcy Court for the Southern District of New York. This adversary proceeding, in which MLPFS, Merrill Lynch Capital Corporation (“MLCC”) and more than 50 other individuals and entities were named as defendants, relates to ongoing Chapter 11 bankruptcy proceedings in In re

Lyondell Chemical Company, et al. The plaintiff in the adversary proceeding, the Official Committee of Unsecured Creditors of Lyondell Chemical Company (the “Committee”), alleged in its complaint that certain loans made and liens granted in connection with the December 20, 2007 merger between Lyondell Chemical Company and Basell AF S.C.A. were voidable fraudulent transfers under state and federal fraudulent transfer laws. The Committee sought both to avoid the obligations under these loans and to recover fees and interest paid in connection therewith. The Committee also sought unspecified damages from MLPFS for allegedly aiding and abetting a breach of fiduciary duty in connection with its role as advisor to Basell’s parent company, Access Industries.

On December 3, 2009, certain defendants, including MLPFS, reached a settlement with the Lyondell debtors in bankruptcy, on whose behalf the Committee is prosecuting the adversary proceeding. This settlement is subject to Bankruptcy Court approval and if approved, would have no material impact on MLPFS’s Consolidated Balance Sheet. The trial in this proceeding, previously scheduled to begin on December 10, 2009, was stayed.

On October 1, 2009, a second adversary proceeding entitled The Wilmington Trust Co. v. LyondellBasell Industries AF S.C.A., et al., was filed in the U.S. Bankruptcy Court for the Southern District of New York. This adversary proceeding, in which MLPFS, MLCC and Merrill Lynch International Bank Limited (“MLIB”), along with more than 70 other entities, are named defendants, was filed by the Successor Trustee for holders of certain Lyondell senior notes, and asserts causes of action for declaratory judgment, breach of contract, and equitable subordination. The complaint alleges that the 2007 leveraged buyout of Lyondell violated a 2005 intercreditor agreement executed in connection with the August 2005 issuance of the Lyondell senior notes and therefore asks the Bankruptcy Court to declare the 2007 intercreditor agreement, and specifically the debt priority provisions contained therein, null and void. The breach of contract action, brought against MLCC and one other entity as signatories to the 2005 intercreditor agreement, seeks unspecified damages. The equitable subordination action is brought against all defendants and seeks to subordinate the bankruptcy claims of those defendants to the claims of the holders of the Lyondell senior notes. A motion to dismiss this complaint was filed.

On February 16, 2010, certain defendants, including MLPFS, advised the Bankruptcy Court that they have reached a settlement in principle with the Lyondell debtors in bankruptcy, the Committee and Wilmington Trust that would dispose of all claims asserted against MLPFS in these adversary proceedings. MLPFS’s portion of the settlement is not material to MLPFS’s Consolidated Balance Sheet. On March 11, 2010, the Bankruptcy Court approved the settlement in principle and on April 30, 2010, the settlement became effective.

On April 30, 2009, MBIA Insurance Corporation and LaCrosse Financial Products, LLC filed a complaint in New York State Supreme Court, New York County, against MLPFS and Merrill Lynch International (“MLI”). The complaint relates to certain credit default swap agreements and insurance agreements by which plaintiffs provided credit protection to the Merrill Lynch entities and other parties on certain collateralized debt obligation (“CDO”) securities held by them. Plaintiffs claim that the Merrill Lynch entities did not adequately disclose the credit quality and other risks of the CDO securities and underlying collateral. The complaint alleges claims for fraud, negligent misrepresentation and breach of contract, among other claims, and seeks rescission and unspecified compensatory and punitive damages, among other relief. Defendants filed a motion to dismiss on July 1, 2009. On April 9, 2010, the court issued an order granting the motion to dismiss as to the fraud, negligent misrepresentation, and rescission claims, and denying the motion to dismiss solely as to the breach of contract claim.

Beginning in December 2008, ML & Co., MLPFS and affiliated entities and others were named in four putative class actions arising out of the underwriting and sale of more than $62 billion of mortgage-backed securities (“MBS”). The complaints alleged, among other things, that the relevant registration statements and accompanying prospectuses or prospectus supplements misrepresented or omitted material facts regarding the underwriting standards used to originate the mortgages in the mortgage pools underlying the MBS, the process by which the mortgage pools were acquired, the ratings assigned to the MBS by the ratings agencies and the appraisals of the homes secured by the mortgages. Plaintiffs seek to recover alleged losses in the market value of the MBS allegedly caused by the performance of the underlying mortgages or to rescind their purchases of the MBS. These cases were consolidated under the caption Public Employees’ Ret. System of Mississippi v. Merrill Lynch & Co. Inc. and, on May 20, 2009, a consolidated amended complaint was filed in the SDNY District Court. On June 17, 2009, defendants filed a motion to dismiss the consolidated amended complaint. On March 31, 2010, the District Court issued an order granting in part and denying in part the motion to dismiss the consolidated amended complaint. On June 1, 2010, the District Court issued an opinion explaining its March 31, 2010 order in which the court dismissed claims related to 65 of 84 offerings with prejudice on the ground that plaintiffs lacked standing as no named plaintiff purchased securities in those offerings. The opinion also allows lead plaintiffs to file an amended complaint as to certain parties. As a result, on July 6, 2010, lead plaintiffs filed a consolidated amended complaint relating to the offerings remaining in the case.

On March 15, 2010, the Federal Home Loan Bank of San Francisco filed a complaint in the Superior Court of the State of California, County of San Francisco against MLPFS and other defendants. The complaint alleges violations of the California Corporate Securities Act, the Securities Act of 1933, the California Civil Code, and common law in connection with various offerings of mortgage-backed securities, and asserts, among other things, misstatements and omissions concerning the credit quality of the mortgage loans underlying the securities and the loan origination practices associated with those loans. The complaint seeks unspecified damages and rescission, among other relief. On June 9, 2010, plaintiffs filed an amended complaint in the matter.

On December 23, 2009, the Federal Home Loan Bank of Seattle (“FHLB Seattle”) filed a complaint in the Superior Court of Washington for King County against Merrill Lynch Mortgage Investors, Inc. (“MLMI”), and Merrill Lynch Mortgage Capital, Inc. (“MLMC”) and other defendants. On the same date, FHLB Seattle filed a second complaint entitled Federal Home Loan Bank of Seattle v. Merrill Lynch, Pierce, Fenner & Smith, Inc., et al., in the Superior Court of Washington for King County against MLPFS, MLMI, and MLMC. The complaint alleges violations of the Securities Act of Washington in connection with the offering of various mortgage-backed securities and asserts, among other things, misstatements and omissions concerning the credit quality of the mortgage loans underlying the securities and the loan origination practices associated with those loans. The complaint seeks rescission, interest, costs and attorneys’ fees. On June 10, 2010, plaintiffs filed amended complaints in the matter.

In addition, MLPFS is cooperating with the SEC and other governmental authorities investigating subprime mortgage-related activities.

On March 5, 2010, an adversary proceeding, entitled Wilmington Trust Company v. JP Morgan Chase Bank, N.A., et al., was filed in the U.S. Bankruptcy Court for the District of Delaware. This adversary proceeding, in which MLPFS and MLCC, among others, were named as defendants, relates to the pending Chapter 11 cases in In re Tribune Company, et al. Plaintiff in the adversary proceeding, Wilmington Trust Company (“Wilmington Trust”), is the indenture trustee for approximately $1.2 billion of Exchangeable Subordinated Debentures ( “PHONES”) issued by Tribune Company (“Tribune”). In its complaint, Wilmington Trust challenges certain financing transactions entered into among the defendants and Tribune and certain of its operating subsidiaries under certain credit agreements dated May 17, 2007 and December 20, 2007 (together, the “Credit Agreements”). The complaint alleges that the defendants were only willing to enter into the Credit Agreements if they could subordinate the PHONES to Tribune’s indebtedness under the Credit Agreements. Wilmington Trust seeks to equitably subordinate the defendants’ claims under the Credit Agreements to the PHONES; to transfer any liens securing defendants’ claims under the Credit Agreements to Tribune’s bankruptcy estate; and to disallow all claims of the defendants against the Tribune debtors until the PHONES are paid in full.

The complaint also asserts a claim for breach of fiduciary duty against Citibank, N.A. (“Citibank”), as former indenture trustee for the PHONES, in an unspecified amount. For allegedly aiding and abetting Citibank’s alleged breach of fiduciary duty, Wilmington Trust seeks damages in an unspecified amount from each of the defendants, equitable subordination of the defendants’ bankruptcy claims and the imposition of a constructive trust over the defendants’ legal interests in Tribune and its subsidiaries.

The Tribune debtors filed a motion on March 18, 2010 which the Bankruptcy Court heard on April 13, 2010, seeking a determination that Wilmington Trust has violated the automatic stay by filing the complaint and to halt all further proceedings regarding the complaint. On April 19, 2010, the Bankruptcy Court ruled that the defendants are not required to answer the complaint pending further order of the court. The Bankruptcy Court also ruled that the examiner appointed in the pending Tribune chapter 11 cases should investigate and report on whether the plaintiff, Wilmington Trust Company, violated the automatic stay in filing the complaint, among other things.

On March 13, 2006, MLPFS entered into a settlement with the SEC whereby the SEC alleged, and MLPFS neither admitted nor denied, that MLPFS failed to furnish promptly to representatives of the SEC electronic mail communications (“e-mails”) as required under Section 17(a) of the Securities Exchange Act of 1934, and Rule 17a-4(j) thereunder.  The SEC also alleged, and MLPFS neither admitted nor denied, that MLPFS failed to retain certain e-mails related to its business as such in violation of Section 17(a) of the Securities Exchange Act of 1934 and Rule 17a-4(b)(4) thereunder.  Pursuant to the terms of the settlement, MLPFS consented to a cease and desist order, a censure, a civil money penalty of $2,500,000, and compliance with certain undertakings related to the retention and prompt production of e-mails to the SEC.

As part of a settlement relating to managing auctions for ARS, the SEC accepted the offers of settlement of 15 broker-dealer firms, including MLPFS, and issued a settlement order on May 31, 2006.  The SEC found, and MLPFS neither admitted nor denied, that respondents (including MLPFS) violated section 17(a)(2) of the Securities Act of 1933 by managing auctions for ARS in ways that were not adequately disclosed or that did not conform to disclosed procedures.  MLPFS consented to a cease and desist order, as censure, a civil money penalty of $1,500,000, and compliance with certain undertakings.

On March 11, 2009, without admitting or denying the SEC’s findings, MLPFS consented to the entry of an administrative SEC order that (1) finds violations of Section 15(f) of the Securities Exchange Act of 1934 and Section 204A of the Investment Advisers Act of 1940 for allegedly failing to maintain written policies and procedures reasonably designed to prevent the misuse of customer order information, (2) requires that MLPFS cease and desist from committing or causing any future violations of the provisions charged, (3) censures MLPFS, (4) imposes a $7,000,000 civil money penalty, and (5) requires MLPFS to comply with certain undertakings.

On January 30, 2009,  MLPFS, without admitting or denying any findings of misconduct by the SEC, consented to the entry of an administrative order by the SEC (the “Order”) that (i) finds that MLPFS violated Sections 204 and 206(2) of the Investment Advisers Act of 1940, and Rule 204-2(a)(14) thereunder; (ii) requires that MLPFS cease and desist from committing or causing any violation or further violations of the provisions charged; (iii) censures MLPFS pursuant to Section 203(e) of the Investment Advisers Act of 1940; and (iv) requires MLPFS to pay a civil money penalty of $1 million.  The Order finds that MLPFS, through its pension consulting services advisory program, breached its fiduciary duty to certain current and prospective pension fund clients by misrepresenting and omitting to disclose material information.

The Commonwealth of Massachusetts Office of the Secretary of the Commonwealth Securities Division (“MSD”) alleged that MLPFS violated the Massachusetts Uniform Securities Act, which, in part, prohibits unethical or dishonest conduct or practices in the securities business, concerning the sale of ARS to retail and other customers by MLPFS.  Without admitting or denying the allegations, MLPFS entered into a settlement with the MSD, in which it agreed to certain undertakings, including offering to buy back eligible ARS from eligible investors.  MLPFS agreed to pay the MSD a civil penalty of $1,598,650.90, as part of a $125,000,000 fine that will be allocated at the Commonwealth of Massachusetts and other states’ discretion to resolve all underlying conduct relating to the sale of ARS.

As the result of the merger of Banc of America Investment Services, Inc. (“BAI”) with and into MLPFS on October 23, 2009, MLPFS assumed the liabilities of BAI in the following matter:  The SEC alleged that BAI and its affiliate, Banc of America Securities LLC (together, the “Firms”), misled customers regarding the fundamental nature and increasing risks associated with ARS that the Firms underwrote, marketed, and sold.  The SEC also alleged that, by engaging in such conduct, the Firms violated Section 15(c) of the Securities Exchange Act of 1934.  The Firms neither admit nor deny these allegations.  Among other undertakings, the Firms have, through their affiliate Blue Ridge Investments, L.L.C., offered to purchase at par from “Individual Investors” (as defined in the Consent of Defendants Banc of America Securities LLC and Banc of America Investment Services, Inc.) certain ARS, and have substantially completed the purchase of those ARS.  The Firms have also agreed to pay a total civil penalty of $50,000,000 that will be distributed among the states and U.S. territories that enter into administrative or civil consent orders related to ARS.

The Texas State Securities Board (the “Board”) alleged that in connection with the sale of securities in Texas by certain of MLPFS’s Client Associates (“CAs”) who were not registered in Texas, MLPFS failed to establish a supervisory system reasonably designed to achieve compliance with the Texas Securities Act and Rules and Regulations of the Texas State Securities Board (“Board Rules”) and failed to enforce its established written procedures in violation of §§ 115.10(a) and (b)(1) of the Board Rules, respectively.  Without admitting or denying the findings of fact or conclusions of law, MLPFS entered into a Consent Order with the Board in which it agreed to a reprimand, to cease and desist from engaging in the sale of securities in Texas through unregistered agents, and to comply with certain undertakings.  MLPFS agreed to pay the State of Texas $1,568,985.00, as part of a total payment, consisting of fines, penalties and any other monetary sanctions, of $26,563,094.50 that will be allocated among the 50 states, the District of Columbia, Puerto Rico, and the U.S. Virgin Islands.  MLPFS also agreed to pay $25,000.00 to the North American Securities Administrators Association (“NASAA”) as consideration for financial assistance provided by NASAA in connection with the multi-state investigation.

Newedge USA, LLC (“NUSA”) is a subsidiary of Newedge Group.   NUSA is a futures commission merchant and broker dealer registered with the CFTC and SEC, and is a member of FINRA.  NUSA is a clearing member of all principal futures exchanges located in the United States as well as a member of the Chicago Board Options Exchange, International Securities Exchange, New York Stock Exchange, Options Clearing Corporation, and Government Securities Clearing Corporation.

NUSA is headquartered at 550 W. Jackson, Suite 500, Chicago, IL 60661 with branch offices in San Francisco, California; New York, New York; Kansas City, Missouri; and Montreal, Canada.

Prior to January 2, 2008, NUSA was known as Fimat USA, LLC.  On September 1, 2008, NUSA merged with futures commission merchant and broker dealer Newedge Financial Inc. (“NFI”) — formerly known as Calyon Financial Inc.  NUSA was the surviving entity.

In March 2008, NFI settled, without admitting or denying the allegations, a disciplinary action brought by the New York Mercantile Exchange (“NYMEX”) alleging that NFI violated NYMEX rules related to: numbering and time stamping orders by failing properly to record a floor order ticket; wash trading; failure to adequately supervise employees; and violation of a prior NYMEX cease and desist order, effective as of December 5, 2006, related to numbering and time stamping orders and block trades.  NFI paid a $100,000 fine to NYMEX in connection with this settlement.

Other than the foregoing proceeding, which did not have a material adverse effect upon the financial condition of NUSA, there have been no material administrative, civil or criminal actions brought, pending or concluded against NUSA or its principals in the past five years.

EXHIBIT V

CONFLICTS OF INTEREST

The conflicts of interest beginning on page 45 of the Prospectus are supplemented by the addition of the following conflict:

The Profit Share arrangement between the Trust and the Managing Owner may create an incentive for the Managing Owner to make trading decisions (or implement the Trust’s systematic trading strategy) in a manner that is more speculative or subject to a greater degree of loss than would be the case if no such arrangement existed.

ACKNOWLEDGMENT OF RECEIPT OF THE

GLOBAL MACRO TRUST SUPPLEMENT

DATED FEBRUARY 3, 2011 TO THE PROSPECTUS AND DISCLOSURE DOCUMENT

DATED MAY 3, 2010

The undersigned hereby acknowledges that the undersigned has received a copy of the Global Macro Trust Supplement dated February 3, 2011 to the Prospectus and Disclosure Document dated May 3, 2010.

INDIVIDUAL SUBSCRIBERS:	ENTITY SUBSCRIBERS:

(Name of Entity)

By:
Signature of Subscriber(s)

Title:
(Trustee, partner or authorized officer)

Dated: , 20

NOT FOR USE AFTER MAY 1, 2011.